UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 23, 2022

NIGHTFOOD HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55406	46-3885019
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 White Plains Road – Suite 500

Tarrytown, New York 10591

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 888-6444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01 Entry Into A Material Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As of September 23, 2022 (the “Issuance Date”), Nightfood Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) and issued and sold to Mast Hill Fund, L.P. (the “Investor”), a Promissory Note (the “Note”) in the principal amount of $700,000.00 (actual amount of purchase price of $644,000.00 plus an original issue discount (“OID”) in the amount of $56,000.00). Also pursuant to the Purchase Agreement, in connection with the issuance of the Note, the Company issued (a) common stock purchase warrants (the “Warrants”), allowing the Investor to purchase an aggregate of 2,800,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $0.225 per share and (b) returnable common stock purchase warrants (the “Returnable Warrants”), allowing the Investor to purchase an aggregate of 7,000,000 shares of the Common Stock at an exercise price of $0.30 per share.

Also pursuant to the Purchase Agreement, in connection with the issuance of the Note, the Warrants and the Returnable Warrants, the Company granted piggy-back registration rights to the Investor.

The net amount received by the Company was approximately $576,800 after payment of fees and taking into account the OID. The Company paid to each of (a) Spencer Clarke LLC $35,000 plus compensatory warrants to purchase (i) 280,000 shares of Common Stock at an exercise price of $0.225 and (ii) 700,000 shares of Common Stock at an exercise price of $0.30 (but which are subject to the same forfeiture as the Returnable Warrants), in each case subject to adjustment and all pursuant to the Company’s existing agreement with Spencer Clarke LLC (the “SC Agreement”) and (b) J.H. Darbie & Co., Inc. $32,200 and compensatory warrants to purchase 119,260 shares of Common Stock at an exercise price of $0.27 pursuant to a Finder’s Fee Agreement dated August 22, 2022, as amended (the “Darbie Agreement”), in each case in fees in relation to the transactions contemplated by the Purchase Agreement.

The Company intends to use the net proceeds from the sale of the Note for business development, working capital, operations and required debt service.

The maturity date of the Note is the 12-month anniversary of the Issue Date, and is the date upon which the principal amount, the OID, as well as any accrued and unpaid interest and other fees, shall be due and payable.

The Investor has the right, at any time on or following the date that an Event of Default (as defined in the Note) occurs under the Note, to convert all or any portion of the then outstanding and unpaid principal amount and interest (including any default interest) into Common Stock, at a conversion price of $0.10, subject to customary adjustments as provided in the Note for stock dividends and stock splits, rights offerings, pro rata distributions, fundamental transactions and dilutive issuances. Absent an Event of Default, the Investor does not have the right to convert the Note into Common Stock at any price. In addition, the Investor is entitled to deduct $1,750.00 from the conversion amount upon each conversion, to cover the Investor’s fees associated with each conversion. Any such conversion is subject to customary conversion limitations set forth in the Note so the Investor beneficially owns less than 4.99% of the Common Stock.

At any time prior to the date that an Event of Default occurs under the Note, the Company may prepay the outstanding principal amount and interest then due under the Note. On any such event, the Company shall make payment to the Investor of an amount in cash equal to the sum of (a) 100% multiplied by the principal amount then outstanding plus (b) accrued and unpaid interest on the principal amount to the prepayment date plus (c) $750.00 to reimburse the Investor for administrative fees.

In addition, if, at any time prior to the full repayment or full conversion of all amounts owed under the Note, the Company receives cash proceeds of more than $1,500,000 (the “Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources from the issuance of equity (subject to exclusions described in the Note), debt or the issuance of securities pursuant to an Equity Line of Credit (as defined in the Note) of the Company, the Investor shall have the right in its sole discretion to require the Company to apply up to 50% of such proceeds after the Minimum Threshold to repay all or any portion of the outstanding principal amount and interest then due under the Note.

The Note contains customary Events of Default for transactions similar to the transactions contemplated by the Purchase Agreement and the Note, which entitle the Investor, among other things, to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note, in addition to triggering the conversion rights. Any principal amount or interest on the Note which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by law from the due date until the same is paid. Upon the occurrence of any Event of Default, the Investor shall no longer be required to cancel and extinguish the Returnable Warrants, the Note shall become immediately due and payable, and the Company shall pay to the Investor an amount equal to the principal amount then outstanding plus accrued interest (including any default interest) through the date of full repayment multiplied by 125%, as well as all costs of collection.

The Note contains restrictions on the Company’s ability to (a) incur additional indebtedness, (b) make distributions or pay dividends, (c) redeem, repurchase or otherwise acquire its securities, (d) sell its assets outside of the ordinary course, (e) enter into certain affiliate transactions, (f) enter into 3(a)(9) Transactions or 3(a)(10) Transactions (each as defined in the Note), or (g) change the nature of its business.

Commencing as of the Issuance Date, and until such time as the Note is fully converted or repaid, the Company shall not effect or enter into an agreement to effect any Variable Rate Transaction (as defined in the Purchase Agreement).

The Purchase Agreement contains customary representations and warranties made by each of the Company and the Investor. It further grants to the Investor certain rights of participation and first refusal, and most-favored nation rights, all as set forth in the Purchase Agreement.

The Company is subject to customary indemnification terms in favor of the Investor and its affiliates and certain other parties.

The Warrants have an initial exercise price of $0.225 per share, subject to customary adjustments (including price-based anti-dilution adjustments), and may be exercised at any time until the five year anniversary of the Warrants. The Warrants include a cashless exercise provision as set forth therein. The exercise of the Warrants are subject to a beneficial ownership limitation of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. In the event of the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrants, the Company would be obligated to pay a “Buy-In” amount pursuant to the terms of the Warrants.

The Returnable Warrants have an initial exercise price of $0.30 per share, subject to customary adjustments (including price-based anti-dilution adjustments), and may be exercised at any time after an Event of Default until the five year anniversary of such date. The Returnable Warrants include a cashless exercise provision as set forth therein. The exercise of the Returnable Warrants are subject to a beneficial ownership limitation of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. In the event of the Company’s failure to timely deliver shares of Common Stock upon exercise of the Returnable Warrants, the Company would be obligated to pay a “Buy-In” amount pursuant to the terms of the Returnable Warrants.

As a result of the transactions contemplated by the Purchase Agreement, the Company’s existing lenders (the “Lenders”) entered into an MFN Amendment Agreement (the “MFN Agreement”) with the Company, pursuant to which the Lenders exercised their options under the most-favored nation terms contained in their existing transaction documents with the Company (the “Transaction Documents”). Pursuant to the MFN Agreement, (a) the Company issued to each of the Lenders 5,434,783 5-year Returnable Warrants at an initial Exercise Price per share of $0.30, (b) the Company’s required reserve amount under the Transaction Documents was increased, (c) the events of default set forth in the Transaction Documents were amended to include certain of the Events of Default reflected in the Note, (d) the conversion price of the convertible promissory note component of the Transaction Documents was amended so that upon an event of default, the conversion price equaled $0.10, subject to adjustment, (e) the Lenders are entitled to deduct $1,750 from conversions to cover associated fees, and $750.00 shall be added to each prepayment to reimburse the Lenders for administrative fees and (f) the definition of Exempt Issuance in the note was modified to remove certain clauses of the definition.

As a condition to the Company entering into the Purchase Agreement, the Note and the transactions contemplated thereby, the Company, the Investor and the Lenders entered into a Subordination Agreement (the “Subordination Agreement”).

The foregoing is a brief description of the purchase of the Note, the Warrants and the Returnable Warrants, and is qualified in its entirety by reference to the full text of the Purchase Agreement, the Note, the Warrants, the Returnable Warrants, the MFN Agreement, the Subordination Agreement, the SC Agreement and the Darbie Agreement, which are included as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8, respectively, to this Current Report on Form 8-K, each of which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 2.03 of this Current Report on Form 8-K relating to the issuance of the Note, the Warrants and the Returnable Warrants is incorporated by reference herein. The Note, the Warrants and the Returnable Warrants each was, and, unless subsequently registered, the shares underlying the Note, the Warrants and the Returnable Warrants will be, issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as no general solicitation was used in the offer and sale of such securities.

Item 8.01 Other Events.

As a result of the issuance of the Note, the anti-dilution provisions under warrants of the Company issued or issuable pursuant to the terms of the Company’s Series B Preferred Stock (the “Existing Warrants”) were triggered, and the exercise prices under the Existing Warrants were adjusted downwards to approximately $.286 from $0.2919 and the number of shares underlying the Existing Warrants were increased to approximately 26,166,667 in the aggregate from 25,350,000, all in accordance with the terms of the Existing Warrants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Securities Purchase Agreement dated as of September 23, 2022
10.2	Promissory Note dated as of September 23, 2022
10.3	Common Stock Purchase Warrant dated as of September 23, 2022
10.4	Returnable Common Stock Purchase Warrant dated as of September 23, 2022
10.5	MFN Agreement dated as of September 23, 2022
10.6	Subordination Agreement dated as of September 23, 2022
10.7	Letter of Engagement between the Company and Spencer Clarke LLC (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 23, 2021)
10.8	Finder’s Fee Agreement dated August 22, 2022, as amended, with J.H. Darbie & Co., Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 28, 2022

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Sean Folkson
Name:	Sean Folkson
Title:	Chief Executive Officer

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